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                                                                     EXHIBIT 11

                      TRANS-LUX CORPORATION & SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                     FOR THE TWELVE         FOR THE TWELVE     FOR THE SIX
                                                      MONTHS ENDED           MONTHS ENDED      MONTHS ENDED
                                                    DECEMBER 31, 1994      DECEMBER 31, 1995  JUNE 30, 1996
                                                    -----------------      -----------------  -------------
Primary:
--------
Net income                                              $1,314,000              $1,066,000      $  519,000
                                                        ==========              ==========      ==========
Average common shares outstanding                        1,247,555               1,250,444       1,254,648
Assumes exercise of options reduced by the number
  of shares which could have been purchased with
  the proceeds from exercise of such options                12,937                   8,433          17,581
                                                        ----------              ----------      ----------
Average common and common equivalent shares
  outstanding                                            1,260,492               1,258,877       1,272,229
                                                        ==========              ==========      ==========
Primary earnings per share                              $     1.04              $     0.85      $     0.41
                                                        ==========              ==========      ==========
Fully Diluted:
--------------
Net income                                              $1,314,000              $1,066,000      $  519,000
Add after tax interest expense applicable to
  9% convertible subordinated debentures                   511,000                 262,000         131,000
                                                        ----------              ----------      ----------
Adjusted net income                                     $1,825,000              $1,328,000      $  650,000
                                                        ==========              ==========      ==========

Average common shares outstanding                        1,247,555               1,250,444       1,254,648
Assumes exercise of options reduced by the number
  of shares which could have been purchased with
  the proceeds from exercise of such options                13,564                   8,433          26,110
Assumes conversion of 9% convertible subordinated
  debentures                                               682,198                 383,780         383,017
                                                        ----------              ----------      ----------
Average common and common equivalent shares
  outstanding                                            1,943,317               1,642,657       1,663,775
                                                        ==========              ==========      ==========
Fully diluted earnings per share                        $     0.94              $     0.81      $     0.39
                                                        ==========              ==========      ==========


        Fully diluted earnings per share are not presented for the twelve months ended December 31, 1993 and for the six months ended June 30, 1995 as the effect was not dilutive.